EXPLANATION OF RESPONSES

(1) Greenwich Street Investments II, L.L.C. ("GSI II") is making this filing in conjunction with the Form 3 being filed by GSCP (NJ), Inc. on behalf of itself and as the designated beneficial owner on behalf of the following entities and individuals: GSCP (NJ), L.P., Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Frederick Horton, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner (collectively with GSCP (NJ), Inc., the "Affiliates"). For the purposes of Rule 13d-3 under the Securities Exchange
Act of 1934, GSI II may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of 3,250,000 Common Shares of Ram Holdings Ltd. (the "Company") by virtue its relationship with Greenwich Street Capital Partners II, L.P. ("Greenwich II"), TRV Executive Fund, L.P. ("TRV"), Greenwich Street Employees Fund, L.P. ("Greenwich Employees") and Greenwich Fund, L.P. ("Greenwich Fund"), which is described further in footnote 2 below. The 3,250,000 Common Shares are held directly by the following entities in the following amounts: Greenwich II owns 2,958,566 Common Shares; TRV owns 14,599 Common Shares; Greenwich Employees owns 176,605 Common Shares; and Greenwich Fund owns 100,230 Common Shares. Each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund received their respective Common Shares in respect of the shares each such entity held in Ram Holdings II, Ltd. ("RAM II") pursuant the amalgamation of RAM II and the Company and related transactions described in the Company's registration statement on Form S-1 (333-131763) filed with the Securities and Exchange Commission on February 10, 2006, as amended) (the "Registration Statement"). GSI II disclaims beneficial ownership of the Company's Common Shares except to the extent of its pecuniary interest in the Company's Common Shares.

(2) Greenwich II, TRV, Greenwich Employees and Greenwich Fund are Delaware limited partnerships. GSI II is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), L.P. is the manager of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P.

Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Frederick H. Horton, Matthew C. Kaufman, Christine
K. Vanden Beukel, and Andrew Wagner are executive officers and stockholders of GSCP (NJ), Inc., limited partners of GSCP (NJ), L.P. and except for Messrs. Wagner and Horton, are managing members of GSI II.

The Affiliates have filed a separate Form 3 on today's date and Keith W. Abell filed a separate Form 3 on April 26, 2006 with respect to their beneficial ownership of the same shares covered by this filing. Each of such persons disclaims beneficial ownership of the Company's Common Shares except to the extent of such person's pecuniary interest in the Company's Common Shares.

Greenwich II filed a separate Form 3 on May 1, 2006 with respect to its beneficial ownership of some of the same shares covered by this filing.